Merrill Lynch Variable Series Fund, Inc.

File No. 811-3290

Item No. 77M (Reorganizations) -- Attachment

During the fiscal semi-annual period ending December 31, 2003, Merrill Lynch Focus Twenty VI Fund of the Merrill Lynch Variable Series Fund, Inc. Series No. 23 (the “Registrant”) reorganized into Merrill Lynch Large Cap Growth VI Series No.26 of the Registrant.

On July 7, 2003, at a meeting of the Board of Directors of the Registrant, the Board of Directors approved a Reorganization, which refers collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all the liabilities of the Focus Twenty VI Fund by the Large Cap Growth VI in exchange solely for an equal aggregate value of newly-issued Class A shares of the Large Cap Growth VI to be distributed to the Class A shareholders of the Focus Twenty VI Fund in exchange for their Class A shares of the Focus Twenty VI Fund and (ii) the subsequent termination of the Focus Twenty VI Fund as a series of the Registrant.

On October 6, 2003, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-54508 and 811-3290) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Focus Twenty VI Fund.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on October 6, 2003.  The N-14 Registration Statement as so amended was declared effective by the Commission on December 4, 2003.

On November 17, 2003, the shareholders of the Focus Twenty VI Fund approved the Reorganization at a special meeting of shareholders held for that purpose.  On November 21, 2003, (the “Reorganization Date”), pursuant to the Agreement, the Focus Twenty VI Fund transferred assets valued at $4,650,669.81 to the Large Cap Growth VI and received in exchange 522,519.986 common shares of the Large Cap Growth VI Fund.  Such shares were then distributed to the shareholders of the Focus Twenty VI Fund on that date in proportion to each shareholder’s interest in the assets transferred.  The Focus Twenty VI Fund ceased offering shares as of the Reorganization effective date.